Exhibit 4.4

Summary of Material Terms of the Lease Agreements for the Company’s Headquarters

Five-story building in Tel Aviv

—	The premises: 5 floors and additional areas in 12 Ha’Nechoshet , Tel-Aviv, Israel (approximately 36,000 square feet), plus storage and parking space.

—	Signing date: October 29, 2012.

—	Parties: Radware Ltd., Israel ("Radware"), Yehuda Zisapel assets Ltd. and Zohar Zisapel assets Ltd. (together referred to as "Lessor").

—	Lease period: The lease period started on November 1st, 2012 and will terminate on October 31st, 2017.

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Lease payments: An amount in NIS equal to the aggregated sum and according to the following breakdown: US$15 per month per square meter for 3,174 square meters of office space (approximately 34,000 square feet), US$8 per month for square meter for 165 square meters of storage (approximately 1,800 square feet), average price of US$96 per month per parking space for 54 parking spaces (the “Lease Payments”).

—	All Lease Payments are calculated according to the known exchange rate on the date of each payment, plus VAT, and are made in advance on a quarterly basis on the first day of each quarter.

—	The Lessor undertakes to make certain renovation and construction works in the premises, to be completes within six (6) months as of the signing date.

—	Radware has an early termination option to terminate the lease on April 30, 2014 against a one time fee of NIS420,000 (approximately $114K).

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Guarantees: Radware is required to submit to the Lessor a bank guarantee against its obligations pursuant to the lease agreement in the amount of six (6) months Lease Payments plus VAT and management fees (“Bank Guarantee”). Such Bank Guarantee will be issued only should Yehuda Zisapel’s, Roy Zisapel’s and Zohar Zisapel’s stock holdings in Radware shall drop under 10% of Radware’s issued share capital.

Two stories in Or building “B” in Tel Aviv

—	The premises: Certain office areas in two floors in 4 Ha’Nechoshet , Tel-Aviv, Israel (approximately 30,000 square feet), 60 parking spaces.

—	Signing date: November 22, 2007

—	Parties: Radware Ltd., Israel ("Radware"), Radwill Ltd. and Run-Rad Unlimited Networking Ltd. (together referred to as "Lessor")

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Lease period: The lease commencement date is on or about May 2008 and will expire on or about May 2011. The lease may be extended at Radware’s option for an additional period, to be terminated on June 1st 2015, the latest (“Extended Period”). This option has been exercised.

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Lease payments: An amount in NIS equal to the aggregated sum and according to the following breakdown: US$16 per month per square meter for 2,740 for square meter (approximately 30,000 square feet) and an additional US$100 per parking space (the “Lease Payments”). During the Extended Period the Lease Payments will be US$17.25 per month per square meter. Payment for parking spaces shall remain the same. In addition, Radware pays management fees.

—	All Lease Payments are calculated according to the known exchange rate on the date of each payment, plus VAT, and are made in advance on a quarterly basis and on the first day of each such quarter.

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Guarantees: Radware is required to submit to the Lessor a bank guarantee against its obligations pursuant to the lease agreement in the amount of six (6) months Lease Payments plus VAT and management fees (“Bank Guarantee”). Such Bank Guarantee will be issued only should Yehuda Zisapel’s, Roy Zisapel’s and Zohar Zisapel’s stock holdings in Radware shall drop under 10% of Radware’s issued share capital.

Part of one floor in Or building “A” in Tel Aviv

—	The premises: Certain office areas part of one floor in 4 Ha’Nechoshet , Tel-Aviv, Israel (approximately 12,000 square feet), 10 parking spaces.

—	Signing date: May , 2012

—	Parties: Radware Ltd., Israel ("Radware"), Radwill Ltd. and Run-Rad Unlimited Networking Ltd. (together referred to as "Lessor")

—	Lease period: The lease commencement date is on May 1, 2012 and will expire on April 30, 2014.

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Lease payments: An amount in NIS equal to the aggregated sum and according to the following breakdown: US$20.20 per month per square meter for 1,100 for square meter (approximately 12,000 square feet) and an additional average of US$152 per parking space (the “Lease Payments”).

—	All Lease Payments are calculated according to the known exchange rate on the date of each payment, plus VAT, and are made in advance on a quarterly basis and on the first day of each such quarter.

—
Guarantees: Radware is required to submit to the Lessor a bank guarantee against its obligations pursuant to the lease agreement in the amount of six (6) months Lease Payments plus VAT and management fees (“Bank Guarantee”). Such Bank Guarantee will be issued only should Yehuda Zisapel’s, Roy Zisapel’s and Zohar Zisapel’s stock holdings in Radware shall drop under 10% of Radware’s issued share capital.